Federated Enhanced Treasury Income Fund

Terms and Conditions of Dividend Reinvestment Plan

Holders of common shares (the “Shares”) of Federated Enhanced Treasury Income Fund (the “Fund”) will automatically be enrolled (the “Participants”) in the Fund’s Dividend Reinvestment Plan (the “Plan”) and are advised as follows:

1. The Plan Agent. Computershare Trust Company, N.A. (the “Agent”) will act as Agent for each Participant. The Agent will open an account for each Participant under the Plan in the same name as his or her outstanding Shares are registered.

2. Cash Option. The Fund will declare all distributions (“Distributions”) payable in Shares, or, at the option of Shareholders, in cash. Therefore, each Participant not choosing cash distributions will receive Shares.

3. Market Premium Issuances. If on the payment date for a Distribution, the net asset value per Share is equal to or less than the market price per Share plus estimated per share fees (which include any applicable brokerage commissions the Agent is required to pay) , the Agent shall receive newly issued Shares, including fractions, from the Fund for each Participant’s account. The number of additional Shares to be credited shall be determined by dividing the dollar amount of the Distribution by the greater of the net asset value per Share on the payment date, or 95% of the then current market price per Share.

4. Market Discount Purchases. If the net asset value per Share exceeds the market price plus estimated per share fees on the payment date for a Distribution, the Agent (or a broker-dealer selected by the Agent) shall endeavor, for a purchase period of 30 days, to apply the amount of such Distribution on each Participant’s Shares (less their per share fees s incurred) to purchase Shares on the open market. The weighted average price (including per share processing fees ) of all Shares purchased by the Agent as Agent shall be the price per Share allocable to each Participant. If, at the close of business on any day during the purchase period on which net asset value per Share is calculated, such net asset value equals or is less than the market price per Share plus estimated per share fees , the Agent will cease open-market purchases, and the uninvested portion of such Distribution shall be filled through the issuance of new Shares from the Fund at the price set forth in Paragraph 3 above. Open-market purchases may be made on any securities exchange where Shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine.

5. Valuation. The market price of Shares on a particular date shall be the last sales price on the Exchange where the Shares are listed on that date, or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations on such Exchange on such date. The net asset value per Share on a particular date shall be the amount most recently calculated by or on behalf of the Fund as required by law.

6. Liability of Agent. The Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Agent’s negligence, bad faith, or willful misconduct or that of its employees. Each Participant’s uninvested funds held by the Agent will not bear interest. The Agent shall have no liability in connection with any inability to purchase Shares within the time provided, or with the timing of any purchases effected. The Agent or the Fund shall have no responsibility for the value of Shares acquired. For the purpose of cash investments, the Agent may commingle Participants’ funds (of the same Fund).

7. Recordkeeping. The Agent will confirm in writing, each trade for a Participant’s account and each Share transfer promptly after the account activity occurs. The statement will show the number of Shares held, the number of shares for which dividends are being reinvested, any cash received for purchase of Shares, the price per share for any purchases or sales, and any applicable fees for each transaction charged the Participant. In the event the only activity in a Participant’s account is the reinvestment of dividends, this activity will be confirmed in a statement on at least a quarterly basis. If the Fund pays an annual dividend and the only activity in a Participant’s account for the calendar year is the reinvestment of such dividend, the Participant will receive an annual statement. These statements are a Participant’s continuing record of the cost basis of purchases and should be retained for income tax purposes.

The Agent may hold each Participant’s Shares acquired pursuant to the Plan together with the Shares of other shareholders of the Fund acquired pursuant to the Plan in noncertificated form or “book –entry” form in the name of the Participant and the Shares are added to the Participant’s Plan account. No certificates will be issued. Distributions on fractional shares will be credited to each Participant’s account to six decimal places.

Any share dividends or split shares distributed by the Fund on Shares held by the Agent for Participants will be credited to their Plan accounts. In the event that the Fund makes available to its shareholders rights to purchase additional shares of other securities, the Shares held for each Participant under the Plan will be added to other shares held by the Participant in calculating the number of rights to be issued to each Participant. Transaction processing may either be curtailed or suspended until completion of any Stock Dividend, Stock Split or Corporate Action.

8. Proxy Materials. The Agent will forward to each Participant any proxy solicitation material and will vote any shares so held for each Participant first in accordance with the instructions set forth on proxies returned by the Participant to the Fund, and then with respect to any proxies not returned by the Participant to the Fund in the same portion as the Agent votes proxies returned by the Participants to the Fund.

9. Fees. The Agent’s service fee for handling Distributions will be paid by the Fund. Each Participant will be charged a per share fee, currently $0.03 on all open-market purchases. If a Participant elects by notice to the Agent to have the Agent sell part or all of his or her Shares and remit the proceeds, the Agent is authorized to deduct a $15.00 fee plus a per share fee, currently $ $0.12. from the proceeds. Per share fees include any applicable brokerage commissions the Agent is required to pay

10. Termination in the Plan. Each registered Participant may terminate his or her account under the Plan by notifying the Agent in writing at P.O Box 43078, Providence, RI 02940-3078, or by telephone at 1-800- 730-6001. You may also process transactions online at the Agent’s website www.computershare.com/investor; you will need to know your account number and your social security number to gain access to your account.

Such termination will be effective immediately if notice is received by the Agent prior to any Distribution record date. In the event a Participant’s notice of termination is after a record date for an account whose Distributions are reinvested, the Agent, in its sole discretion, may either pay such Distributions in cash or reinvest them in Shares on behalf of the terminating Participant. In the event reinvestment is made, the Agent will process the termination as soon as practicable, but in no event later than five (5) business days after the investment is completed.

Upon any termination, the Agent will send each Participant confirmation statements indicating the number of whole Shares held in the Participant’s Plan account. Fractional Shares will be sold and a check mailed to the Participant less any applicable fees. The payment for the fractional Share interest will be valued at the closing price of Shares on the date the discontinuance is effective.

If, prior to the termination of a Participant’s account under the Plan, the Shareholder elects by notice to the Agent by telephone, through the Internet or in writing to have the Agent sell the Shares credited to his or her account and remit the proceeds to him or her, the Agent is authorized to deduct from the proceeds any applicable transaction fees incurred in connection with such sale. All sale instructions are final when the Agent receives them. A participant’s sale instructions cannot be stopped or cancelled. The Agent may, for various reasons, require a transaction request to be submitted in writing. Participant’s should contact the Agent to determine if there are any limitations applicable to his or her particular sale request. Terminations in which the Participant has requested that the Agent sell his or her Shares will be processed no later than five (5) business days after the date on which the order is received or such later date as required by applicable law.

The Plan may be terminated by the Agent or the Fund upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any Distribution.

11. Amendment of the Plan. These terms and conditions may be amended by the Agent, or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Agent receives notice of the termination of the Participant’s account under the Plan. Any such amendment may include an appointment by the Agent of a successor Agent.

12. Taxes. The automatic reinvestment of Distributions does not relieve Participants of any taxes which may be payable on Distributions. Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

13. Applicable Law. These terms and conditions shall be governed by the laws of The Commonwealth of Pennsylvania.